EXHIBIT 99.1

NEWS RELEASE
For Release on October 28, 2008	Contact: Pat Lawlor
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Second Quarter Results

San Ramon, CA - Giga-tronics Incorporated (NASDAQ:GIGA) reported today a net loss of $540,000 or $0.11 per fully diluted share for the quarter ended September 27, 2008.  This compares with the net profit of $188,000 or $0.04 per fully diluted share for the same period a year ago.  Net sales decreased 21% to $3,689,000 in the second quarter of fiscal 2009 compared to $4,651,000 in the second quarter of fiscal 2008.  Operating expenses increased 4% or $80,000 in the second quarter of fiscal 2009 over fiscal 2008.
Income from discontinued operations for the three and six month periods ended September 27, 2008 was $75,000.  This resulted from the foreclosure and resale of the Dymatix assets to a third party.  During the quarter ended September 29, 2007, the Company recorded a loss of $10,000 on discontinued operations due to an adjustment to the sub-lease accrual.  During the six month period ended September 29, 2007, the Company recorded $54,000 as income on discontinued operations due to the receipt of a payment of $18,000 on previously reserved receivables, a payment of $41,000 from the sale of a previously written off asset, and an adjustment of $5,000 to the sub-lease accrual.
Net loss for the six months ended September 27, 2008 was $1,062,000 or $0.22 per fully diluted share compared with a net profit of $280,000 or $0.06 per fully diluted share for the same period last year.  Net sales decreased 23% to $7,177,000 in the first half of fiscal 2009 compared to $9,279,000 for the same period a year ago.  Operating expenses increased 2% or $59,000 in the half of fiscal 2009 over fiscal 2008.  Also included in the $280,000 net profit for the six month period ended September 29, 2007 was a one time restructuring charge of $80,000 or $0.02 per fully diluted share in severance costs.
Orders declined 18% in the second quarter of fiscal 2009 to $3,089,000 from $3,751,000 for the second quarter of fiscal 2008.  Our book-to-bill ratio was .84 for the second quarter of fiscal 2009 compared to .81 in the same period a year ago.  For the first half of fiscal 2009, orders were $7,313,000 compared to $8,731,000 for the first half of fiscal 2008.
Backlog at quarter end was $7.7 million (approximately $6.2 million is shippable within one year) as compared to $7.9 million (approximately $5.4 million was shippable within one year) at the end of the second quarter of the prior year.
Cash and cash equivalents at September 27, 2008 were $1,577,000 compared to $1,718,000 as of June 28, 2008.
Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the second quarter results.  To participate in the call, dial (866) 551-3680, and enter Access Code 8816975#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of October 28, 2008 only.
Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, and USB power sensors and broadband switching matrices.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense telecommunications and general component test.
This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 29, 2008 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands except share data)	September 27, 2008	March 29, 2008
Assets
Current assets
Cash and cash equivalents	$1,577	$1,845
Trade accounts receivable, net of allowance of $74 and $93,
respectively	1,511	2,693
Inventories, net	5,280	5,008
Prepaid expenses and other current assets	442	383
Total current assets	8,810	9,929

Property and equipment, net	382	400
Other assets	16	32
Total assets	$9,208	$10,361

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$826	$649
Accrued commissions	145	181
Accrued payroll and benefits	455	526
Accrued warranty	184	190
Customer advances	453	646
Reserve for lease obligations	247	247
Current capital lease obligation	16	---
Other current liabilities	284	359
Total current liabilities	2,610	2,798
Long term obligations	150	171
Total liabilities	2,760	2,969
Commitments
Shareholders’ equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding at
September 27, 2008 and March 29, 2008	---	---
Common stock of no par value;
Authorized 40,000,000 shares; 4,824,021 shares at
September 27, 2008 and 4,824,021 at March 29, 2008
issued and outstanding	13,516	13,398
Accumulated deficit	(7,068)	(6,006)
Total shareholders’ equity	6,448	7,392
Total liabilities and shareholders’ equity	$9,208	$10,361

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended		Six Months Ended
(In thousands except per share data)	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$3,689	$4,651	$7,177	$9,279

Cost of sales	2,351	2,570	4,442	5,254
Gross profit	1,338	2,081	2,735	4,025

Engineering	522	514	1,078	1,100
Selling, general and administrative	1,437	1,365	2,801	2,640
Restructuring	---	---	---	80
Operating expenses	1,959	1,879	3,879	3,820

Operating (loss) income	(621)	202	(1,144)	205

Other expense	---	13	---	---
Interest income, net	6	9	9	23
(Loss) income from continuing operations before income taxes	(615)	198	(1,135)	228
Provision for income taxes	---	---	2	2
(Loss) income from continuing operations	(615)	198	(1,137)	226
Income (loss) on discontinued operations, net of income taxes	75	(10)	75	54
Net (loss) income	$(540)	$188	$(1,062)	$280

Basic net (loss) income per share:
From continuing operations	$(0.13)	$0.04	$(0.24)	$0.05
On discontinued operations	0.02	(0.00)	0.02	0.01
Basic net (loss) income per share	$(0.11)	$0.04	$(0.22)	$0.06

Diluted net (loss) income per share:
From continuing operations	$(0.13)	$0.04	$(0.24)	$0.05
On discontinued operations	0.02	(0.00)	0.02	0.01
Diluted net (loss) income per share	$(0.11)	$0.04	$(0.22)	$0.06

Shares used in per share calculation:
Basic	4,824	4,810	4,824	4,810
Diluted	4,824	4,880	4,824	4,871